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                                                                  EXHIBIT (5)(a)

RIDER
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ACCIDENTAL
DEATH
BENEFIT
(ADB)

BENEFIT We will pay this beneficiary when we have proof that the Insured's death was caused directly, and apart from any other cause, by accidental bodily injury, and that death occurred within one year after that injury and while this rider was in effect.

WHEN BENEFIT NOT PAYABLE We will nto pay this benefit if death is caused or is contributed to by any of these items.

1.     Disease or infirmary or mind or body.

2.     Suicide, while sane or insane.

3. Travel in or descent from an aircraft, if the Insured at any time during the aircraft's flight acted in any role other than as a passenger.

4. Any kind of war, declared or not, or by any act incident to a war or to an armed conflict involving the armed forces of one or more countries.

We will not pay this benefit if the Insured dies prior to his or her first birthday, or dies after the policy anniversary on which he or she is age 70.

VALUES This rider does not have cash or loan values.

CONTRACT This rider, when paid for, is made a part of the policy, based on the application for the rider.

INCONTESTABILITY OF RIDER We will not contest this rider after it has been in force during the lifetime of the Insured for 2 years from its date of issue.

DATES AND AMOUNTS When this rider is issued at the same time as the policy, we show the amount of ADB on the Policy Data page. The rider and the policy have the same date of issue.

When this rider is added to a policy which is already in force, we also put in an add-on rider. The add-on rider shows the amount of ADB, and shows the date of issue, which will be a Monthly Deduction Day.

COST OF INSURANCE The cost of insurance rates per $1,000 for this benefit are shown in a separate table or tables on the Policy Data page.

WHEN RIDER ENDS To cancel this rider you must send the policy and your signed notice to us. This rider will end on the Monthly Deduction Day on or next following the date we receive your request. If this rider is still in effect on the policy anniversary on which the Insured is age 70, it will end on that date.

This rider ends if the policy ends or is surrendered.

                        NEW YORK LIFE INSURANCE
                        AND ANNUITY CORPORATION

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